Exhibit 99.1

Media General Reports Fourth-Quarter and 2005 Full-Year Results

          RICHMOND, Va., Jan. 26 /PRNewswire-FirstCall/ -- Media General, Inc. (NYSE: MEG) today reported net income for the fourth quarter of 2005 of $25 million, or $1.05 per diluted share, compared with $36.8 million, or $1.55 per diluted share, in the fourth quarter of 2004.

          The change in net income primarily reflected the absence in the 2005 period of more than $20 million in record Political advertising revenues, generated during the final weeks of heavy campaigning leading up to the November 2004 general election, and a $6.1 million gain from a newsprint swap settlement recorded in the 2004 fourth quarter.

          “Underscoring the success of our new revenue development initiatives, designed in large measure to compensate for the virtual loss of Political advertising in 2005, an off-election year, Media General’s total revenues were down only 1.7 percent in the current quarter,” said Marshall N. Morton, president and chief executive officer.

          “Our Broadcast Division generated an 18.9 percent increase in Local time sales and a 12.8 percent increase in National time sales for the quarter, and the division also benefited from strong advertiser spending in the month of December.  The Publishing Division generated a 3.5 percent increase in advertising revenues in the fourth quarter, and our Interactive Media Division’s revenues increased 47.3 percent over the prior-year quarter,” Morton said.

          “We were especially pleased that all three of our operating divisions continued their industry-leading advertising revenue growth.  We believe this performance reflects the quality of our core products, the success of new products and services, and the strength of our markets,” Morton said.

          Also impacting the company’s profit performance in the fourth quarter were a loss from its investment in SP Newsprint due to higher energy costs, higher expenses for employee benefits, and increased newsprint expense in the Publishing Division. Improved operating results in the Interactive Media Division and lower interest and corporate expenses partially offset these effects.

          In the Publishing Division, the 3.5 percent increase in advertising revenues, led by strong Classified and solid Retail advertising growth, was partially offset by lower Circulation revenues, due almost entirely to a change in carrier wholesale rates. More than offsetting, however, was a 4.4 percent increase in expenses, which resulted in a 4.7 percent decline in Publishing profit in the quarter.

          Including online revenues from newspaper Web sites, total Publishing revenues increased 2.9 percent and newspaper advertising revenues rose 4.3 percent.

          Classified revenues increased $3.1 million, or 6.4 percent, with strength in employment advertising in nearly all markets. The timing of Christmas on a Sunday in 2005 dampened overall growth.  Including online advertising, total Classified advertising rose 8.3 percent from last year, despite continued softness in automotive Classifieds.

          At The Tampa Tribune, Classified revenues increased by 11.8 percent, led by real estate and help- wanted advertising, up 41 percent, and 28 percent, respectively, while automotive advertising declined 13 percent.  At the Richmond Times-Dispatch, Classified revenues increased 4.3 percent.  A 31.9 percent increase in real estate advertising and a 3.8 percent increase in help-wanted revenues more than offset a 25.1 percent decline in automotive advertising revenues.  At the Winston-Salem Journal, Classified revenues rose 3.1 percent.  Increases in real estate and help-wanted, each up 13 percent, partially offset an 8.9 percent decline in automotive.  Media General’s Community Newspapers reported a slight increase, primarily due to gains in help-wanted advertising.

          At the three metro newspapers, help-wanted linage was up 6.4 percent in the aggregate.  The Tampa Tribune increased 6.3 percent, the Richmond Times-Dispatch was up 5.7 percent and the Winston-Salem Journal was up 8.5 percent.  Automotive linage was down 16.4 percent for the three metros, offset by a 36.9 percent increase for real estate.

          Retail revenues increased $1.8 million, or 2.9 percent, in the fourth quarter.  The improvement came primarily from The Tampa Tribune, which was up 6.1 percent, and reflected increases in the financial, department store and medical categories.  At the Winston-Salem Journal, Retail revenues increased 1.3 percent, due to higher department store and jewelry store advertising, and increased preprints.  At the Richmond Times-Dispatch, Retail revenues declined 3.4 percent, due primarily to reductions in the department store, furniture and grocery store categories. The company’s Community Newspapers reported a 1.6 percent increase in Retail advertising, primarily due to increases in Northern Virginia, Charlottesville and North Carolina.

          National advertising revenue decreased $880,000, or 6.6 percent, for the quarter.  The Richmond Times-Dispatch was up 4.5 percent, mainly due to higher telecommunications and computer advertising as well as increased preprints, and the Community Newspapers experienced a 3.7 percent increase, principally the result of preprints. Conversely, National advertising decreased 9.9 percent at The Tampa Tribune, due to lower spending in the travel, pharmaceutical and telecommunications categories.  The Winston-Salem Journal was down 15.6 percent, due to declines in automotive, partially offset by an increase in telecommunications.

          Due primarily to a change in wholesale rates to independent carriers in some markets, for which there was a corresponding expense decrease, Circulation revenues declined $1.2 million, or 5.6 percent during the quarter.

          In the Broadcast Division, significantly increased Local and National time sales could not fully offset the virtual absence of Political revenues, and total time sales declined 8.4 percent.  Lower network compensation and decreased sales from the division’s equipment subsidiary also contributed to the division’s overall revenue decline of 9.6 percent.  Combined with a slight increase in expenses, Broadcast profit of $24.3 million decreased 27.6 percent from the 2004 fourth quarter.

          Local time sales increased $9.1 million, or 18.9 percent, as a result of new business development initiatives.  Local categories showing increases, included furniture, health care, automotive and telecommunications.

          National time sales rose $3.2 million, or 12.8 percent, due to higher spending in the telecommunications, automotive, services, department stores and entertainment categories.

          Fourth quarter political revenues of $438,000 in 2005 were generated primarily from the gubernatorial race in Virginia.

          Broadcast expenses for the quarter increased 0.3 percent from the same 2004 period.  Lower cost of goods sold for the division’s production equipment subsidiary nearly offset higher employee salaries and employee benefits expense.

          Interactive Media Division revenues were up 47.3 percent over 2004 to a quarterly record of $5.8 million. The growth reflected continued strong Classified advertising, up 44.3 percent, and higher Local advertising revenues, which rose 26.8 percent, as well as revenues from Blockdot, acquired in July 2005.  The division’s quarterly loss of $1.4 million represented a 17.6 percent improvement from 2004.

          Interest expense decreased 5.8 percent from the fourth quarter of 2004, due to lower average debt levels. Corporate expense decreased 5.8 percent from last year, due to several factors, including lower legal expenses.

          The company recorded a loss of $908,000 from its investment in SP Newsprint in the quarter, compared to income of $1 million in the 2004 quarter, mostly due to increased energy costs that were only partially offset by higher newsprint selling prices.

          EBITDA (income before accounting change, interest, taxes, depreciation and amortization) in the fourth quarter of 2005 was $63.4 million, compared with $83.1 million in the 2004 period, mostly reflecting lower net income.  Free cash flow for the quarter (after-tax cash flow minus capital expenditures) was $15.6 million, compared with $45.3 million in the prior-year period and reflected significantly increased capital expenditures in 2005.

          Media General provides the non-GAAP financial metrics EBITDA, After-Tax Cash Flow, and Free Cash Flow.  The company believes these metrics are useful in evaluating financial performance and are common alternative measures used by investors, financial analysts and rating agencies.  These groups use EBITDA, along with other measures, to evaluate a company’s ability to service its debt requirements and to estimate the value of the company.  A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

          Outlook

          The Publishing Division expects some improvement in its revenue growth over the fourth quarter of 2005.  Employment and real estate Classifieds are expected to offset shortfalls in automotive Classified. New revenue initiatives should drive continued Retail growth.

          The Broadcast Division will benefit from Super Bowl advertising on its three ABC network affiliates, the Winter Olympics on its five NBC affiliates, the NCAA basketball tournament in March on its 16 CBS affiliates, and continued growth from new business development initiatives.  Local and National time sales are projected to grow by 7-8 percent over the 2005 first quarter with minimal Political spending anticipated. Revenue gains will be offset to some degree by increased sales expense.

          The company plans to release first-quarter earnings on April 12, 2006.  Media General will hold its Annual Meeting of Stockholders on April 27, 2006, at 11 a.m. at the Richmond Newspapers Production Facility, 8460 Times-Dispatch Boulevard, Mechanicsville, Va.

          Conference Call and Webcast

          The company will hold an earnings conference call today with financial analysts at 2 p.m. ET. The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous Webcast. To dial in to the call, listeners may call 1-866-314-5232 about 10 minutes prior to the 2 p.m. start. Listeners may also access the live Webcast by logging on to http://www.mediageneral.com and clicking on the “Live Earnings Conference” link on the homepage about 10 minutes in advance.

          A replay of the Webcast will be available online at http://www.mediageneral.com beginning at 4 p.m. today. A telephone replay is also available today, beginning at 4 p.m. and ending on February 2 at 12 a.m., by dialing 1-888-286-8010 or 617-801-6888, and using the passcode 76507675.

          Forward-Looking Statements

          This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission.  Media General’s future performance could differ materially from its current expectations.

          About Media General

          Media General is a diversified communications company operating leading newspapers, television stations and online enterprises, primarily in the Southeastern United States.  The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 100 weekly newspapers and other publications.  The company’s broadcasting assets include 26 network-affiliated television stations that reach more than 30 percent of the television households in the Southeast and nearly 8 percent of those in the United States.  The company’s interactive media assets include more than 50 online enterprises that are associated with its newspapers and television stations. Media General also owns a 33 percent interest in SP Newsprint Company, a manufacturer of recycled newsprint.

Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ending		Fifty-two Weeks Ending

(Unaudited, in thousands, except per share amounts)	December 25, 2005	December 26, 2004	December 25, 2005	December 26, 2004

Revenues	$245,490	$249,730	$917,937	$900,420
Operating costs:
Production	98,865	95,715	392,889	375,752
Selling, general and administrative	82,896	78,543	331,370	309,300
Depreciation and amortization	16,367	16,756	67,969	66,036

Total operating costs	198,128	191,014	792,228	751,088

Operating income	47,362	58,716	125,709	149,332

Other income (expense):
Interest expense	(7,452)	(7,911)	(29,408)	(31,082)
Investment income (loss) - unconsolidated affiliates	(1,210)	1,221	1,119	1,551
Gain on sale of Denver	—	—	33,270	—
Other, net	867	6,449	2,453	7,477

Total other income (expense)	(7,795)	(241)	7,434	(22,054)

Income before income taxes and cumulative effect of change in accounting principle	39,567	58,475	133,143	127,278
Income taxes	14,600	21,636	50,732	47,093

Income before cumulative effect of change in accounting principle	24,967	36,839	82,411	80,185
Cumulative effect of change in accounting principle (net of tax)	—	—	(325,453)	—

Net income (loss)	$24,967	$36,839	$(243,042)	$80,185

Net income (loss) per common share:
Income before cumulative effect of change in accounting principle	$1.06	$1.57	$3.50	$3.43
Cumulative effect of change in accounting principle	—	—	(13.83)	—

Net income (loss)	$1.06	$1.57	$(10.33)	$3.43

Net income (loss) per common share - assuming dilution:
Income before cumulative effect of change in accounting principle	$1.05	$1.55	$3.45	$3.38
Cumulative effect of change in accounting principle	—	—	(13.63)	—

Net income (loss)	$1.05	$1.55	$(10.18)	$3.38

Weighted-average common shares outstanding:
Basic	23,575	23,409	23,527	23,356
Diluted	23,852	23,735	23,884	23,729

Media General, Inc.
BUSINESS SEGMENTS

(Unaudited, in thousands)	Publishing	Broadcast	Interactive Media	Eliminations	Total

Quarter Ended December 25, 2005
Consolidated revenues	$155,856	$85,162	$5,761	$(1,289)	$245,490

Segment operating cash flow	$45,633	$29,018	$(794)		$73,857
Allocated amounts:
Equity in net loss of unconsolidated affiliate			(302)		(302)
Depreciation and amortization	(5,119)	(4,763)	(266)		(10,148)

Segment profit (loss)	$40,514	$24,255	$(1,362)		63,407

Unallocated amounts:
Interest expense					(7,452)
Investment loss- SP Newsprint					(908)
Acquisition intangibles amortization					(4,897)
Corporate expense					(7,288)
Other					(3,295)

Consolidated income before income taxes					$39,567

Quarter Ended December 26, 2004
Consolidated revenues	$152,594	$94,219	$3,910	$(993)	$249,730

Segment operating cash flow	$47,704	$38,188	$(1,063)		$84,829
Allocated amounts:
Equity in net income (loss) of unconsolidated affiliate	388		(195)		193
Depreciation and amortization	(5,599)	(4,697)	(395)		(10,691)

Segment profit (loss)	$42,493	$33,491	$(1,653)		74,331

Unallocated amounts:
Interest expense					(7,911)
Investment income- SP Newsprint					1,028
Acquisition intangibles amortization					(4,735)
Corporate expense					(7,738)
Other					3,500

Consolidated income before income taxes					$58,475

Twelve Months Ended December 25, 2005
Consolidated revenues	$587,849	$314,412	$20,487	$(4,811)	$917,937

Segment operating cash flow	$151,268	$90,247	$(2,504)		$239,011
Allocated amounts:
Equity in net income (loss) of unconsolidated affiliates	221		(140)		81
Gain on sale of Denver	33,270				33,270
Depreciation and amortization	(22,709)	(19,390)	(1,440)		(43,539)

Segment profit (loss)	$162,050	$70,857	$(4,084)		228,823

Unallocated amounts:
Interest expense					(29,408)
Investment income- SP Newsprint					1,038
Acquisition intangibles amortization					(19,263)
Corporate expense					(37,785)
Other					(10,262)

Consolidated income before income taxes and cumulative effect of change in accounting principle					$133,143

Twelve Months Ended December 26, 2004
Consolidated revenues	$566,487	$323,653	$13,920	$(3,640)	$900,420

Segment operating cash flow	$152,727	$111,363	$(4,688)		$259,402
Allocated amounts:
Equity in net income (loss) of unconsolidated affiliate	743		(195)		548
Depreciation and amortization	(23,370)	(18,880)	(1,448)		(43,698)

Segment profit (loss)	$130,100	$92,483	$(6,331)		216,252

Unallocated amounts:
Interest expense					(31,082)
Investment income- SP Newsprint					1,003
Acquisition intangibles amortization					(17,062)
Corporate expense					(38,732)
Other					(3,101)

Consolidated income before income taxes					$127,278

Media General, Inc.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)	December 25, 2005	December 26, 2004

ASSETS
Current assets:
Cash and cash equivalents	$14,979	$9,823
Accounts receivable - net	125,703	117,177
Inventories	7,884	8,021
Other	35,807	35,826

Total current assets	184,373	170,847

Investments in unconsolidated affiliates	83,227	93,277
Other assets	57,883	59,676
Property, plant and equipment - net	444,940	422,299
Excess of cost over fair value of net identifiable assets of acquired businesses - net	645,437	641,706
FCC licenses and other intangibles - net	559,494	1,092,530

Total assets	$1,975,354	$2,480,335

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,198	$27,000
Accrued expenses and other liabilities	84,716	92,163
Income taxes payable	—	7,708

Total current liabilities	111,914	126,871

Long-term debt	389,984	437,960
Borrowings of consolidated variable interest entities	95,320	95,320
Deferred income taxes	308,128	501,655
Other liabilities and deferred credits	154,182	134,760
Stockholders’ equity	915,826	1,183,769

Total liabilities and stockholders’ equity	$1,975,354	$2,480,335

Media General, Inc.
EBITDA, AFTER-TAX CASH FLOW AND FREE CASH FLOW

	Thirteen Weeks Ending		Fifty-two Weeks Ending

(Unaudited, in thousands)	December 25, 2005	December 26, 2004	December 25, 2005	December 26, 2004

Income before cumulative effect of change in accounting principle*	$24,967	$36,839	$82,411	$80,185
Interest	7,452	7,911	29,408	31,082
Taxes	14,600	21,636	50,732	47,093
Depreciation and amortization	16,367	16,756	67,969	66,036

EBITDA before cumulative effect of change in accounting principle*	$63,386	$83,142	$230,520	$224,396

Income before cumulative effect of change in accounting principle*	$24,967	$36,839	$82,411	$80,185
Depreciation and amortization	16,367	16,756	67,969	66,036

After-tax cash flow*	$41,334	$53,595	$150,380	$146,221

After-tax cash flow*	$41,334	$53,595	$150,380	$146,221
Capital expenditures	25,700	8,330	74,424	37,835

Free cash flow*	$15,634	$45,265	$75,956	$108,386

*	Full-year 2005 includes a $19.4 million gain on the 2005 sale of the Company’s investment in The Denver Post Corporation.

SOURCE  Media General, Inc.
     -0-                             01/26/2006
     /CONTACT:  Investor Contact: Lou Anne Nabhan, +1-804-649-6103, or Media Contact: Ray Kozakewicz, +1-804-649-6748, both of Media General, Inc./
     /First Call Analyst: /
     /FCMN Contact: etucker@mediageneral.com /
     /Web site:  http://www.mediageneral.com /